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                                                                    EXHIBIT (12)
                         HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
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
(DOLLARS IN MILLIONS)
                                                        Nine Months Ended
                                                         October 1, 1995
                                                        ------------------
Income before income taxes.........................          $314.90

Deduct:
  Equity income...................................              6.90
                                                             -------
  Subtotal........................................            308.00

Add (deduct):
  Dividends from less than 50% owned companies                  1.32
  Proportional share of income (loss) before
    income taxes of 50% owned companies                         0.41
                                                             -------
Adjusted income...................................            309.73
                                                             -------

Fixed Charges
  Interest on indebtedness.......................              60.80
  Amortization of debt expense...................               2.62
  Interest portion of rent expense...............              36.49
                                                             -------
Total Fixed Charges..............................              99.91
                                                             -------
Total Available Income...........................            $409.64
                                                             =======
Ratio of Earnings to Fixed Charges...............               4.10
                                                             =======
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